UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

March 21, 2003
(Date of earliest event reported)

GRAPHIC PACKAGING INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	0-20704	84-1208699
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

4455 Table Mountain Drive Golden, Colorado 80403
(Address of principal executive offices) (Zip Code)

(303) 215-4600
(Registrant’s telephone number, including area code)

Item 5.     Other Events and Regulation FD Disclosure.

Graphic Packaging International, Inc., as successor to the corporation formerly known as Graphic Packaging Corporation (the “Company”), and a subsidiary of the registrant, is party to a packaging supply agreement with Coors Brewing Company (“Coors”) effective as of April 1, 2003.  The agreement was executed on March 21, 2003, and it superseded and replaced the packaging supply agreement between the parties which expired on March 31, 2003.  The agreement has a term of three years and nine months.

Under the packaging supply agreement, the Company has agreed to sell to Coors and Coors has agreed to purchase from the Company specified bottle cartons, labels and can wrappers in the quantities, at the prices and payment terms, and conforming to the specifications, in each case specified in the agreement.  Under the agreement, the Company has a first right of refusal with respect to specified alternative or new packaging products.  The agreement contains representations, warranties and covenants by the Company to Coors with respect to fitness of the products for their intended uses, good title, product specifications and prices, and compliance with applicable law.  The Company is subject to specified quality and service requirements under the agreement.  The agreement also contains provisions related to the use, ownership and licensing of intellectual property developed as a result of the agreement.  Furthermore, under the agreement, the Company is required to maintain specified types of insurance and minimum levels of insurance coverage.  The parties have agreed to resolve any disputes through negotiation, mediation or arbitration.

This Form 8-K/A amends the Form 8-K/A filed by registrant on March 31, 2003.

Item 7.     Financial Statements and Exhibits.

(a)   Financial statements of businesses acquired.

Not applicable.

(b)   Pro forma financial information.

Not applicable.

(c)   Exhibits.

Exhibit No.	Description

99.1

Purchase and Sale Agreement by and between Graphic Packaging Corporation and Coors Brewing Company.  Certain confidential portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Graphic Packaging Corporation, as successor to Graphic Packaging International Corporation, has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAPHIC PACKAGING CORPORATION

Date: December 22, 2003	By:	/s/ Stephen A. Hellrung
		Name:	Stephen A. Hellrung
		Title:	Senior Vice President, General Counsel and Secretary